UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Playa Hotels & Resorts N.V.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

Playa Hotels & Resorts N.V. (the “Company”) hereby supplements its definitive proxy statement for its 2019 Annual Meeting of Shareholders (“Proxy Statement”), which was filed with the Securities and Exchange Commission on April 19, 2019. A plaintiff’s law firm, acting on behalf of a shareholder, has threatened legal action against the Company unless the Company furnishes the bolded/italicized information set forth below. Although the Company believes this claim is without merit, the Company is furnishing the information requested in order to avoid the legal costs of defending the matter.

Proposal one in the Proxy Statement is to increase the number of shares available for issuance under the Company’s 2017 Omnibus Incentive Plan (the “2017 Plan”) by 8,000,000 shares to a total of 12,000,000 shares. As already set forth on page 8 of the Proxy Statement, under the 2017 Plan, the Compensation Committee of the board of directors of the Company may grant awards under the 2017 Plan to any person whose participation in the 2017 Plan is determined by the Compensation Committee to be in the Company’s best interests, including the Company’s executive officers, directors and employees.

As set forth in the Proxy Statement, the Company currently has four executive officers and 12 directors. As set forth in the Annual Report delivered with the Proxy Statement and the Company’s most recent Form 10-K and Form 10-Q, the Company has approximately 12,000 employees.